UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      October 14, 2004

Simon Property Group, L.P.

(Exact name of registrant as specified in its charter)

Delaware	333-11491	34-1755769
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

National City Center

115 W. Washington St., Suite 15 East

Indianapolis, IN  46204

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code      (317) 636-1600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                                             Completion of Acquisition or Disposition of Assets

On October 14, 2004 (the “Closing Date”), Simon Property Group, Inc. (“Simon”) acquired Chelsea Property Group, Inc. (“Chelsea”) pursuant to an Agreement and Plan of Merger, dated as of June 20, 2004 (the “Merger Agreement”), by and among Simon, Simon Property Group, L.P. (“SPG LP”), Simon Acquisition I, LLC (“Merger Sub”), Simon Acquisition II, LLC (“L.P. Merger Sub”), Chelsea and CPG Partners, L.P. (“CPG LP”).  On the Closing Date, Simon acquired all of the outstanding common stock of Chelsea and all of the operating partnership units of Chelsea’s operating partnership, CPG LP, in a transaction (the “Transaction”) valued at approximately $3.5 billion.  Simon also assumed Chelsea’s existing indebtedness and preferred stock, which totaled approximately $1.3 billion as of June 30, 2004.  Pursuant to the Merger Agreement, Merger Sub, a wholly owned subsidiary of SPG LP, was merged with and into Chelsea on the Closing Date with Chelsea as the surviving entity (the “REIT Merger”).

Simon paid consideration of $67.61 per share for all of Chelsea’s outstanding common stock.  The consideration to Chelsea’s common shareholders was comprised of $36.00 in cash, $16.61 of Simon common stock based on a fixed conversion ratio of 0.2936 of a share of Simon common stock per Chelsea common share and a Closing Date closing price for Simon common stock of $56.58 per share, and $15.00 of Simon 6% Series I Convertible Perpetual Preferred Stock (the “Series I Preferred Stock”).  The shares of Series I Preferred Stock yield 6.0%, have a liquidation preference of $50 per share, and are convertible into Simon common stock at $63.86 per share, with a contingent conversion feature of an additional 25%.  This was a taxable transaction to Chelsea common shareholders.  Upon the consummation of the Transaction, Chelsea became a subsidiary of the Simon operating partnership, SPG LP.

In connection with the Transaction, each outstanding common unit of CPG LP (“CPG LP Common Units”) (other than units owned by Simon, Chelsea or their respective wholly owned subsidiaries) was voluntarily exchanged for the right to receive (i) 0.6459 of a partnership unit in SPG LP (the “SPG LP Common Units”) and (ii) 0.6600 of a 6% Series I Convertible Perpetual Preferred Unit of SPG LP (the “Series I Preferred Units”).  The Series I Preferred Units have substantially the same economic terms as the Simon Series I Preferred Stock, except that they are, at the option of the holder, (i) convertible into SPG LP Common Units on substantially the same terms and at the same conversion rate as the Simon Series I Preferred Stock is convertible into Simon common stock and (ii) exchangeable for either cash equal to the fair market value of such units or shares of Simon Series I Preferred Stock on a one-for-one basis, at Simon’s election.

In connection with the Transaction, each share of Chelsea’s 8 3/8% Series A Cumulative Redeemable Preferred Stock issued and outstanding immediately prior to the effective time of the REIT Merger (other than shares owned by Simon, Chelsea or their respective wholly owned subsidiaries) was converted into the right to receive one fully paid and nonassessable share of Simon 8 3/8% Series J Cumulative Redeemable Preferred Stock.

Item 5.03                                             Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 14, 2004, in connection with the Transaction described in Item 2.01 above, SPG LP has adopted an Amended and Restated Supplement, dated October 14, 2004 (the “Restated

Supplement”), to the Seventh Amended and Restated Limited Partnership Agreement, dated August 27, 1999, of Simon Property Group, L.P. (the “Partnership Agreement”).  The Restated Supplement adds additional limited partners to the Partnership Agreement and designates two new series of preferred partnership units in accordance with the terms of the Partnership Agreement— the 6% Series I Convertible Perpetual Preferred Units and the 8 3/8% Series J Cumulative Redeemable Preferred Units.  These series of preferred partnership units have such terms, rights and preferences as are set forth in their respective Certificates of Designation, which Certificates of Designation are included in the Restated Supplement.  A copy of the Restated Supplement is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits

(a)                                  Financial Statements of Business Acquired

The required financial statements of Chelsea will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)                                 Pro Forma financial information

The required pro forma financial information will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(c)	Exhibits

The following exhibits are being filed with this Current Report on Form 8-K:

	Exhibit 3.1	Amended and Restated Supplement, dated October 14, 2004, to the Seventh Amended and Restated Limited Partnership Agreement, dated August 27, 1999, of Simon Property Group, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 19, 2004

SIMON PROPERTY GROUP, L.P.

By: Simon Property Group, Inc., General Partner

By:	/s/ Stephen E. Sterrett
	Name:	Stephen E. Sterrett
	Title:	Executive Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Supplement, dated October 14, 2004, to the Seventh Amended and Restated Limited Partnership Agreement, dated August 27, 1999, of Simon Property Group, L.P.